Exhibit 5.1

[KUTAK ROCK LLP LETTERHEAD]

July 15, 2009

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

Re:	Tyson Foods, Inc. and Guarantors

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for and at the request of Tyson Foods, Inc. (the “Issuer”), a Delaware corporation and the Guarantors listed on Schedule I hereto (together, the “Guarantors,” and together with the Issuer, the “Registrants”), in connection with the proposed registration by the Issuer of up to $810,000,000 in aggregate principal amount of the Issuer’s 10.50% Senior Notes due 2014 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by certain subsidiaries of the Issuer, including the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of March 9, 2009, by and among the Issuer, certain subsidiaries of the Issuer, including the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10.50% Senior Notes due 2014, of which we understand $810,000,000 in aggregate principal amount is outstanding (the “Old Notes”) and the related guarantees from certain subsidiaries of the Issuer, including the Guarantors.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i) the articles of incorporation, by-laws, articles of organization, operating agreement, certificate of formation, limited liability company agreement or other governing instrument or statute of the Issuer and each of the Guarantors that is organized under the laws of the state of Delaware, New York, Illinois, Missouri, Nebraska, Oklahoma and Texas (being referred to hereinafter, collectively, as the “Covered Guarantors”), as applicable, as those may have been amended and/or restated from time to time;

(ii) minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees;

(iii) the Indenture;

(iv) the Registration Statement; and

(v) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 9, 2009, among the Issuer, the Guarantors and the initial purchasers named therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Covered Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Covered Guarantors. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

July 15, 2009

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Based upon and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes and the Guarantees will be validly issued by the Issuer and each of the Guarantors, respectively, and will be binding obligations of each of the Registrants.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We do not express any opinion herein concerning any law other than (i) the New York Business Corporation Law, (ii) the Illinois Business Corporation Act of 1983, (iii) the General and Business Corporation Law of Missouri, (iv) the Nebraska Business Corporation Act, (v) the Oklahoma Limited Liability Company Act, (vi) the Texas Corporation Law, (vii) the Delaware Limited Liability Company Act, (viii) the Delaware General Corporation Law and (ix) the federal laws of the United States of America (including all reported judicial decisions interpreting any of the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kutak Rock LLP

SCHEDULE I

Company	Jurisdiction
CBFA Management Corp.	Delaware
Cobb-Vantress, Inc.	Delaware
DFG Foods, Inc.	Delaware
DFG Foods, LLC	Oklahoma
Foodbrands America, Inc.	Delaware
Foodbrands Supply Chain Services, Inc.	Delaware
Global Employment Services, Inc.	Delaware
Hudson Midwest Foods, Inc.	Nebraska
IBP Foodservice, LLC	Delaware
IBP Redevelopment Corporation	Missouri
Madison Foods, Inc.	Delaware
National Comp Care, Inc.	Delaware
New Canada Holdings, Inc.	Delaware
Oaklawn Capital Corporation	Delaware
PBX, Inc.	Delaware
Provemex International Holdings, Inc.	Delaware
Rural Energy Systems, Inc.	Delaware
Texas Transfer, Inc.	Texas
The Bruss Company	Illinois
The IBP Foods Co.	Delaware
The Pork Group, Inc.	Delaware
TyNet Corporation	Delaware
Tyson Breeders, Inc.	Delaware
Tyson Chicken, Inc.	Delaware
Tyson Deli, Inc.	Delaware
Tyson Fresh Meats, Inc.	Delaware
Tyson Hog Markets, Inc.	Delaware
Tyson International Holding Company	Delaware
Tyson International Service Center Inc. Asia	Delaware
Tyson International Service Center Inc. Europe	Delaware
Tyson International Service Center, Inc.	Delaware
Tyson Mexican Original, Inc.	Delaware
Tyson of Wisconsin, Inc.	Delaware
Tyson Poultry, Inc.	Delaware
Tyson Prepared Foods, Inc.	Delaware
Tyson Processing Services, Inc.	Delaware
Tyson Receivables Corporation	Delaware
Tyson Refrigerated Processed Meats, Inc.	Delaware
Tyson Sales and Distribution, Inc.	Delaware
Tyson Service Center Corp.	Delaware
Tyson Shared Services, Inc.	Delaware
Wilton Foods, Inc.	New York
Zemco Industries, Inc.	Delaware
FPPCI Acquisition, Inc.	Delaware
Tyson Farms, Inc.	North Carolina
Carolina Brand Foods, LLC	North Carolina
Central Industries, Inc.	Mississippi